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NEWS FROM                                         CONTACT:
Biofarm, Inc.                                     Desiree Pierson:  610-495-8413
IMMEDIATE RELEASE


              BIOFARM, INC., UNITED CURRENCY GROUP, INC. AND IDEAL
                   4X CORPORATION ANNOUNCE CLOSING OF CURRENCY
                            ACQUISITION TRANSACTIONS

Linfield, PA November 5, 2002 - BIOFARM, INC. (OTCBB:BIOF) announced today (effective October 31, 2002) the closing of the transaction between BIOF and United Currency Group, Inc. (UCG) and the acquisition by BIOF of Ideal 4X Corporation (Ideal). (The Agreement to acquire UCG was previously announced on August 23, 2002.)

BIOF has closed the transaction with UCG by consummating a license agreement with UCG that will enable BIOF to obtain certain assets of UCG. These assets include the name SOEX FX. The acquisition of selected assets of UCG instead of the capital stock of UCG permitted BIOF to close the UCG transaction without the need to await the completion of audited financial statements of UCG.

Simultaneous with the closing of the acquisition of the selected assets of UCG, BIOF also closed the acquisition of 100% of the capital stock of Ideal. Ideal has an agreement to utilize an existing electronic currency trading platform, and is in the process of finalizing a license agreement to enable Ideal to privately label such platform to be called SOEX FX. BIOF believes that the Ideal trading platform provides access to a much superior platform for the day trading of currencies. The Ideal trading platform provides access primarily to institutional traders and currently generates approximately $500 million in trading volume per day.

UCG will continue its operations and will become a participant on the SOEX FX platform. The acquisition of Ideal will permit UCG to take advantage of the liquidity and competitive pricing now being provided by the Ideal trading platform, and enable UCG to focus on its core day trading business. The acquisition of Ideal provides an experienced management team to administer the operations of Ideal.

The acquisition by BIOF of certain assets of UCG and the capital stock of Ideal will result in the issuance of an additional 6,500,000 shares of BIOF Common Stock in the aggregate. Of such 6,500,000 shares, 3,500,000 thereof will be issued to the shareholders of Ideal. The remaining 3,000,000 will be issued from time-to-time upon the delivery of the selected assets of UCG to BIOF. None of such aggregate of 6,500,000 shares will be registered for public sale.

BIOF believes that the structure of the transaction as closed means that, in exchange for the same aggregate consideration previously announced to be issued to UCG and with no further dilution, BIOF has been able to acquire the necessary assets of UCG, to insure that UCG remains a participant on the Ideal trading platform and to acquire the experienced personnel provided by Ideal to administer the operations of BIOF.


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The BIOF corporate name will be changed to SOES FX and a new symbol will be applied for. Each of the name change and symbol change will be reflected when BIOF is listed on the new NASDAQ Bulletin Board Exchange.

BIOF will receive a fee for each transaction executed by the users of its SOES FX platform. BIOF will not trade or speculate for its own account and will utilize the services of regulated third-party banks for the handling of customer funds and to insure liquidity for its customers. BIOF believes that, as part of a currency day trading system, its access to expansion capital through public markets will enable BIOF to meet its goal of becoming a leading participant in the emerging day trading currency market.

Coincident with the acquisition of Ideal and entering into the license agreement with UCG, BIOF will transfer all of its assets and liabilities to a newly-formed subsidiary. Shareholders of BIOF on the record date to be announced will retain their shares of BIOF Common Stock and will receive on a share-for-share basis shares in the new subsidiary. The registration of the shares of the new subsidiary with the SEC will permit such new subsidiary to be publicly traded. A special meeting of the BIOF shareholders will be held to change the name of BIOF and to elect Ideal nominees to the BIOF Board.

                                     * * * *

Biofarm, Inc. is a holding company with headquarters in Linfield, Pennsylvania. Statements in this news release that relate to future plans, financial results or projections, events or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While these statements are made to convey to the public Biofarm's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representations to be true and accurate based on information available to Biofarm at this time, actual results may differ materially from those described. In addition to the matters described in the press release, risk factors listed from time to time in the Company's SEC reports and filings, including, but not limited to, its reports on Form 10-QSB for the quarters ended January 31, 2002, April 30, 2002 and July 31, 2002, and its report on Form 10-KSB for the year ended October 31, 2001, may affect the results expected to be achieved by Biofarm.

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